CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EDGAR® ONLINE®, INC.

EDGAR Online, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article IV thereof in its present form and substituting therefor in the following form:

“The total number of shares of all classes of stock which the Corporation has authority to issue is Fifty-one Million (51,000,000) shares, consisting of two classes: Fifty Million (50,000,000) shares of Common Stock, $0.01 par value per share, and One Million (1,000,000) shares of Preferred Stock, $0.01 par value per share.”

SECOND: The amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted by the Board of Directors and Stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 8th day of June, 2004.

EDGAR ONLINE, INC.

By:	/s/ Susan Strausberg
Susan Strausberg
Chief Executive Officer and President